UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 9, 2022

XENON PHARMACEUTICALS INC.

(Exact name of Registrant as Specified in Its Charter)

Canada	001-36687	98-0661854
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200-3650 Gilmore Way Burnaby, British Columbia, Canada		V5G 4W8
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (604) 484-3300

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares, without par value	XENE	The Nasdaq Stock Market LLC (The Nasdaq Global Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Executive Compensation

On March 10, 2022, the compensation committee (the “Committee”) of the board of directors (the “Board”) of Xenon Pharmaceuticals Inc. (the “Company”) approved 2021 non-equity incentive plan payments and 2022 base salaries for certain of the Company’s executive officers as set forth in the table below, including the Company’s named executive officers. For additional information regarding non-equity incentive compensation, please see the section titled “Executive Compensation—Non-Equity Incentive Plan Compensation and Bonuses” in the Company’s definitive proxy statement on Schedule 14A, filed with the Securities and Exchange Commission (“SEC”) on April 28, 2021. All amounts are expressed in U.S. dollars.

Name	Title	2021 Non-Equity Incentive Plan Payment(1)	2022 Base Salary(2)
Simon N. Pimstone	Executive Chair of the Board	$450,389	$525,000	(3)
Ian C. Mortimer	President and Chief Executive Officer	400,469	594,000
Sherry Aulin	Chief Financial Officer	154,773	425,000

_________________

(1)

Non-equity incentive plan payments are denominated in Canadian dollars and have been converted to U.S. dollars for purposes of the table. The U.S. dollar per Canadian dollar exchange rate used for such conversion was 0.7980, which was the average Bank of Canada exchange rate for the 2021 fiscal year.

(2)

The 2022 base salary figures are retroactive to January 1, 2022. 2022 base salaries were determined by the Committee based on a number of factors, including an analysis of the Company’s updated peer group which is benchmarked in U.S. dollars. The U.S. dollar amount of each semi-monthly pay will be converted to Canadian dollars at the Bank of Canada exchange rate five days prior to each pay date and paid in Canadian dollars.

(3)

On January 13, 2021, the Company entered into an employment agreement with Dr. Pimstone (the “Pimstone Employment Agreement”) for a fixed term of employment beginning on June 3, 2021 and ending on June 1, 2022, the date of the Company’s 2022 Annual Meeting of Shareholders (“Annual Meeting”). Subject to his re-election as a director of the Board and following expiration of his fixed term of employment, Dr. Pimstone will act as non-executive Chair of the Board following the Annual Meeting and will be entitled to receive compensation for his service on the Board pursuant to the Company’s compensation policy for non-employee directors then in effect. For additional information regarding the Pimstone Employment Agreement, please see the Company’s Form 8-K filed with the SEC on January 14, 2021.

Dr. Pimstone, Mr. Mortimer and Ms. Aulin are eligible to receive payments under the Company’s 2022 non-equity incentive plan of up to 55%, 55% and 40% of their base salaries, respectively. The 2022 performance goals for these officers are related to various corporate objectives, including: XEN1101 “end-of-Phase 2” meeting with U.S. Food and Drug Administration and initiation of a Phase 3 clinical program in epilepsy; XEN1101 company-sponsored major depressive disorder proof-of-concept clinical trial initiation and recruitment; on track for XEN496 Phase 3 clinical trial completion in the first half of 2023; achieve a partnership milestones and complete collaboration support to Neurocrine Biosciences Inc.; transition one discovery stage project to nomination of a development track candidate and one clinical candidate into Phase 1 clinical studies; and execute against the Company’s capital markets plan and cash-runway objective. The 2022 non-equity incentive plan payments for each of Dr. Pimstone, Mr. Mortimer and Ms. Aulin are based solely on the achievement of corporate goals. Pursuant to the terms of the Pimstone Employment Agreement, any 2022 non-equity incentive plan payment that Dr. Pimstone is eligible to receive will be based on the period he is employed in 2022.

Director Changes

On March 9, 2022, Michael Hayden, notified the Board that he would not stand for re-election as a director of the Board at the Annual Meeting. Dr. Hayden’s decision not to stand for re-election was not due to any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

On March 9, 2022, the Board, pursuant to the recommendation of the Nominating and Corporate Governance Committee of the Board, appointed Dr. Pimstone, current Executive Chair of the Board, as Chair of the Board, effective upon and subject to his re-election as a director at the Annual Meeting.

Item 8.01	Results of Operations and Financial Condition

On March 10, 2022, the Company announced the meeting, record date and certain other information relating to its Annual Meeting pursuant to a filing submitted to the System for Electronic Document Analysis and Retrieval (“SEDAR”) in Canada.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits.

Pursuant to the rules and regulations of the Securities and Exchange Commission, the attached exhibits are deemed to have been furnished to, but not filed with, the Securities and Exchange Commission.

Exhibit Number	Description
99.1	SEDAR filing submitted March 10, 2022.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XENON PHARMACEUTICALS INC.

Date: March 10, 2022	By:	/s/ Sherry Aulin
Sherry Aulin
Chief Financial Officer